Exhibit 8.1

[Baker Botts L.L.P. Letterhead]

           , 2004

Evergreen Resources, Inc.
1401 17th Street
Suite 1200
Denver, CO 80202

Certain Federal Income Tax Consequences
to the Shareholders of Evergreen Resources, Inc.
of the Merger and LLC Sub Merger

     This letter is being delivered to you in connection with that certain registration statement on Form S-4 (Registration No. 333-           ) that has been filed with the Securities and Exchange Commission (the “Registration Statement”). Terms that are defined in the Registration Statement have the meaning herein that is so assigned thereto in the Registration Statement.

     We confirm that the statements that appear under the caption “Material United States Federal Income Tax Consequences of the Merger” in the Registration Statement and that are identified therein as our opinion are our opinion subject to the assumptions, qualifications and limitations set forth therein as to such opinions.

     A sentence that includes the phrase “the transactions contemplated by the merger agreement, that is, the merger and the subsequent merger, will qualify as a reorganization” appears under such caption. The certifications and representations that are made in the Joint Representation Letter that is attached hereto other than the sentence in paragraph C.2 thereof1 are the additional matters to which that sentence refers and that we assume to be true when the merger occurs. Such certifications and representations are made in such Joint Representation Letter as of the date hereof which is before the date on which the merger occurs. We provide herein no advice as to the accuracy of any of such assumptions.

[1]	The certification in C.2 supports estimates of the value of a share of Pioneer common stock that will insure that the transactions that are contemplated by the merger agreement are a reorganization.

2	, 2004

     Our opinions are not binding upon the Internal Revenue Service or upon any court. The Internal Revenue Service may challenge the conclusions that we have expressed herein and substantial expense may be incurred in dealing with any such controversy.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement under the caption “Material United States Federal Income Tax Consequences of the Merger.” This consent does not constitute an admission that we are within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission.

Yours very truly,